Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by SiriComm, Inc. (the “Company”), which we understand will be filed with the Commission pursuant to Item 4.01 of Form 8-K/A on or about March 21, 2007.

We agree with the statements made with regard to BKD, LLP (“BKD”) that:

1.

BKD resigned as the Company’s independent registered public accounting firm on March 7, 2007, as indicated in our letters to the Company dated March 7 and 8, 2007 that are being filed as exhibits to Form 8-K/A and previously filed as exhibits to Form 8-K on March 13, 2007.

2.	BKD was the Company’s independent registered public accounting firm for the three previous fiscal years and for the period since then and until March 7, 2007.
3.

BKD’s reports on our audits of the Company’s consolidated financial statements as of and for the years ended September 30, 2006, 2005 and 2004 did not contain an adverse opinion or disclaimer of opinion and they were not qualified or modified as to uncertainty, audit scope or accounting principles, except that our reports on the consolidated financial statements as of and for the years ended September 30, 2006 and 2005 contained an explanatory paragraph regarding uncertainty about the Company’s ability to continue as a going concern.

4.

During the years ended September 30, 2006, 2005 and 2004 and through March 7, 2007, there were no disagreements with BKD on any matter of accounting principle or practice, financial statement disclosure or auditing scope or procedure which, if not resolved to our satisfaction, would have caused us to make reference to the subject matter in connection with our reports on the Company’s consolidated financial statements for such years.

5.	There were no reportable events as defined in Item 304(a)(1)(iv)(B) of Regulation S-B during the years ended September 30, 2006 and 2005 and through March 7, 2007.
6.	The Company has provided BKD with a copy of the disclosure pursuant to Item 4.01 of Form 8-K/A, which we understand the Company will file with the Commission.
7.	BKD is furnishing the Company with this letter addressed to the Commission to be filed as an exhibit to Form 8-K/A.

We have no information or other basis to, and do not, agree or disagree with other statements made by the Company in such Form 8-K/A.

/s/ BKD, LLP

Joplin, Missouri

March 21, 2007